Compliance Manual	Effective November 1, 2010

STRALEM FUND

CODE OF ETHICS

STRALEM FUND (the “Trust”), a registered investment company under the Investment Company Act of 1940, as amended (the “ICA”) advised by Stralem & Company Incorporated (the “Adviser”) hereby adopts this Code of Ethics as required under Rule 17j-1 under the ICA.

DEFINITIONS

For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

(a)           “Access Person” means any director1, officer, general partner or advisory person of the Trust or its investment adviser. Access Persons who report their securities transactions under the Adviser’ or principal underwriter’s Codes of Ethics are not required to report under the Trust’s Code of Ethics. Currently, there are no Access Person’s required to report under the Trust’s Code of Ethics.

No report is required if the Access Person is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the ICA, and would be required to report solely by reason of being a director except where the director knew or, in the ordinary course of fulfilling his official duties as a director of the Trust should have known, that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold, or considered for purchase or sale by the Trust.

(b)           “Advisory Person” means

(i)        any director, officer, general partner or employee of the Trust, its investment adviser (or of any entity in a control relationship with the Trust, its investment adviser or administrator, as defined in (e) hereof) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information (other than publicly available information) regarding the purchase or sale of a Covered Security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

1           This Code of Ethics in places refers to directors. The definition of “director” in Section 2(a)(12) of the 1940 Act includes any director of a corporation or any person performing similar functions, including “any natural person who is a member of a board of trustees of a management company created as a common-law trust.” For convenience, in this memorandum the term “director” also refers to “trustee,” and the term “board of directors” also refers to “board of trustees.”

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(ii)        any natural person directly or indirectly owning, controlling, or holding with power to vote, 25% or more of the outstanding voting securities of any of the Trust or its investment adviser who obtains information (other than publicly available information) concerning recommendations made by the Trust or its investment adviser with regard to the purchase or sale of a Covered Security.

(c)           “Affiliated Persons” or “Affiliates” means

(i)        any employee or Access Person of the Trust and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

(ii)       any account for which any of the persons described in (c)(i) hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

(iii)       any partnership, corporation, joint venture, trust or other entity in which any employee of the Trust or Access Person of the Trust directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

(d)           “Beneficial ownership of a security” by any person includes securities held by: (a) a spouse, minor children or relatives who share the same home with such person; (b) an estate for such person’s benefit; (c) a trust, of which (i) such person is a trustee or such person or members of such person’s immediate family have a vested interest in the income or corpus of the trust, or (ii) such person owns a vested beneficial interest, or (iii) such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries; (d) a partnership in which such person is a partner; (e) a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder; (f) any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or (g) such person’s spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time. A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

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(e)           “Control” means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

(f)           “Covered Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment or futures contract, limited partnerships meeting the definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes); voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); closed-end investment companies; Exchange Traded Funds; foreign unit trusts and foreign mutual funds or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” shall not mean securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares of money market funds (domiciled inside or outside the United States) or shares of registered open-end investment companies other than those funds for which the Adviser serves as investment adviser; or funds whose investment adviser or principal underwriter is controlled by the Adviser, or is under common control with the Adviser.

(g)           “Covered Security held or to be acquired” by the Trust means any security which, within the most recent fifteen (15) days, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust.

(h)           “Purchase or sale of a covered security” includes the writing of an option to purchase or sell a security.

I.	COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

Rule 17j-1(b) under the ICA makes it unlawful for any officer or Trustee (as well as other affiliated persons) of the Trust in connection with the purchase or sale by such person of a security “held or to be acquired” by the investment portfolio of the Trust:

(1)	to employ any device, scheme or artifice to defraud the Trust;

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(2)
to make any untrue statement of a material fact to the Trust or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to the Trust, not misleading;

(3)	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Trust; or

(4)	to engage in any manipulative practice with respect to the Trust.

II.	ETHICAL STANDARDS

(1)	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above;

(2)	It is the duty of all Access Persons to place the interests of shareholders first;

(3)
All Access Persons shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility;

(4)	No Access Person of the Trust shall take inappropriate advantage of his or her position with the Trust; and

(5)	No Access Person shall engage in any activity in contravention of the Adviser’s Policy Statement on Insider Trading.

III.	REPORTING PROCEDURES

Each employee will be given a copy of this Code of Ethics at the time of his or her employment and must submit a statement at least annually that he or she has reviewed the Code of Ethics. Currently there are no Access Persons required to report under the Trust’s Code of Ethics. The following are the reporting requirements under this Code of Ethics; however, all of the Trust’s Advisory Persons are subject to and report under the Adviser’s Code of Ethics and procedures:

(a)          Access Persons must report transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a client); provided, however, that the report may contain a statement that it should not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(b)          Initial Certification. Each Access Person shall submit an initial report in the form attached hereto to the Compliance Officer no later than ten days after becoming an Access Person.

(c)          Quarterly Transaction Reports. Each Access Person shall submit to the President of the Trust a Securities Transaction Report in the form attached hereto, no later than

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thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)	The date of transaction, the title and the number of shares, and the principal amount of each security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected; and

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected.

(d)          Annual Holdings Report. Each Access Person shall submit to the Compliance Officer annually (as of December 31) an Annual Asset Certification in the form attached hereto listing all holdings of covered securities in which he or she has a direct or indirect beneficial ownership interest. This information must be current as of a date no more than 45 days before the report is submitted. In the event that no securities are held as of December 31, the report should specify that securities were not held as of such date. This report should include book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one’s home, or in the trust department of a bank or trust company.

(e)          No person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

(f)           An Access Person need not make a quarterly transaction report if the report would duplicate information received by the Adviser with respect to that Access Person and all of the required information is received within thirty days after the end of the calendar quarter.

IV.	RECORDKEEPING

A.	At least annually, the Chief Compliance Officer on behalf of the Fund shall furnish to the Board of Trustees a written report that:

1.
describes any issues arising under this Code of Ethics or procedures since the last report, including but not limited to, any information about material violations of this Code of Ethics, and sanctions imposed in response to such material violations; and

2.	certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Trust’s and the Adviser’s Codes of Ethics.

B.	The records created and maintained under this Code of Ethics shall be maintained as follows:

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1.	A copy of each Code of Ethics for the Trust, in effect at any time in the last five years, must be maintained in an easily accessible place.

2.
A copy of any records of violations of the Code of Ethics and any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

3.
All Initial Holdings Reports, Quarterly Transactions Reports and Annual Holdings Reports from Access Persons, and all reports to the Trust shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

4.
A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code of Ethics shall be maintained in an easily accessible place for at least five years.

Originally adopted: October 1999 and last amended as of the date above.

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SCHEDULE A

Series of Stralem Fund:

1.	Stralem Equity Fund

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(Privileged And Confidential Information)

STRALEM FUND

CODE OF ETHICS

INITIAL/ ANNUAL ACKNOWLEDGMENT FORM FOR ACCESS PERSONS

I have read Stralem Fund’s Code of Ethics. I understand the requirements thereof and recognize that I am subject to the Code of Ethics, and except as otherwise disclosed to the Chief Compliance Officer, I certify that I have, to date, complied with, and will continue to comply with, such requirements. I understand that any violation of the Code of Ethics may lead to sanctions or other significant remedial action.

In addition, I acknowledge that I am subject to and report all my personal securities transactions pursuant to the requirements of the Adviser’s Code of Ethics.

Print Name

Signature

Date

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STRALEM FUND

CODE OF ETHICS

INITIAL/ ANNUAL ACKNOWLEDGMENT FORM FOR PERSONS WHO ARE NOT ACCESS PERSONS

I have read Stralem Fund’s Code of Ethics and I understand the requirements thereof. I acknowledge that the Chief Compliance Officer has determined that I am not an Access Person as defined in the Code of Ethics, and therefore I am not subject to the reporting requirements contained therein until otherwise notified by the Chief Compliance Officer.

Print Name

Signature

Date

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